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                                                                    EXHIBIT 99.2

                            TYCO INTERNATIONAL LTD.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                               SEPTEMBER 30, 1998
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                            TYCO INTERNATIONAL LTD.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion and analysis relates to the Supplemental Consolidated Financial Statements of Tyco International Ltd. and its subsidiaries ("Tyco" or the "Company") as of September 30, 1998 and 1997, and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 ("Supplemental Consolidated Financial Statements").

     On October 1, 1998 and April 2, 1999, Tyco consummated mergers with United States Surgical Corporation ("USSC") and AMP Incorporated ("AMP"), respectively. These transactions were accounted for under the pooling of interests method and, accordingly, the Supplemental Consolidated Financial Statements reflect the combined financial position and results of operations and cash flows of Tyco, USSC and AMP for all periods presented. Upon publication of the Company's consolidated financial statements for a period which includes April 2, 1999, the date of the AMP merger, the Supplemental Consolidated Financial Statements become the historical consolidated financial statements of the Company. See Notes 1 and 2 to the Supplemental Consolidated Financial Statements.

RESULTS OF OPERATIONS

     Information for all periods presented below reflects the grouping of the Company's businesses into four business segments consisting of Healthcare and Specialty Products, Fire and Security Services, Flow Control Products, and Electrical and Electronic Components.

     In September 1997, the Company changed its fiscal year end from December 31 to September 30. References to Fiscal 1998, Fiscal 1997 and 1996 refer to the twelve month fiscal year ended September 30, 1998, the transitional nine month fiscal year ended September 30, 1997 and the calendar year ended December 31, 1996, respectively. In the discussions below, the results of operations for Fiscal 1998 compare the fiscal year ended September 30, 1998 with the twelve months ended September 30, 1997 (unaudited), and the results of operations for Fiscal 1997 compare the nine months ended September 30, 1997 with the nine months ended September 30, 1996 (unaudited).

  Overview

     Income (loss) before extraordinary items and cumulative effect of accounting changes was $1.17 billion, or $1.45 per share on a diluted basis for Fiscal 1998, as compared to ($300.5) million, or ($.43) per diluted share, for the twelve months ended September 30, 1997. During Fiscal 1998, the Company incurred an after-tax charge of $192.0 million ($.24 per share) primarily related to costs incurred by AMP to consolidate facilities and reduce support staff associated with its Profit Improvement Plan and costs incurred by USSC to exit certain businesses. During the twelve months ended September 30, 1997, the Company recorded an after-tax charge of $1.49 billion ($1.95 per share) for merger and transaction costs, writeoffs and integration costs associated with acquisitions. Excluding these non-recurring charges, income before extraordinary items and cumulative effect of accounting changes rose 14.8% to $1.36 billion, or $1.68 per diluted share for Fiscal 1998, as compared to $1.19 billion, or $1.56 per diluted share, in the twelve months ended September 30, 1997. The increase was attributable to margin improvements, increased sales and results of acquired companies in each of the Company's business segments.

     After each acquisition, acquired companies are immediately integrated and Tyco does not separately track post-acquisition financial results. Accordingly, amounts in the following analysis related to the impact of acquired companies are estimates based on pre-acquisition results.

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  Sales

     Sales increased 14% during Fiscal 1998 to $19.06 billion from $16.66 billion in the twelve months ended September 30, 1997. Sales of the Healthcare and Specialty Products group increased $938.4 million to $4.67 billion, or 25%, principally due to increased sales at Kendall, and to a lesser extent USSC, ADT Automotive and Tyco Plastics and Adhesives. The increase at Kendall was primarily due to the inclusion of Sherwood-Davis & Geck ("Sherwood") and CONFAB, which were acquired in February 1998 and April 1998, respectively. Excluding the impact of these acquisitions, sales increased an estimated $286.2 million, or 6%. Sales of the Fire and Security Services group increased $574.1 million, or 14%, to $4.74 billion primarily due to increased sales in the Company's electronic security services business in the United States. This increase relates to increased volume of recurring service revenues and to a lesser extent, the inclusion of the results of companies acquired during Fiscal 1998. Additionally, sales increased in the European security and fire protection businesses due to an increase in service and recurring revenues and the inclusion of the results of acquired companies. Sales of the Flow Control Products group increased $146.2 million to $2.34 billion, or 7%, reflecting increased demand for the Company's valve products in North America and Europe, higher volume at existing businesses at Allied Tube & Conduit and Mueller and the inclusion of companies acquired in Fiscal 1998. Sales of the Electrical and Electronic Components group increased $745.7 million to $7.31 billion, or 11%, principally due to increased sales at Tyco Submarine Systems Ltd. ("TSSL"), as well as increased sales at Tyco Printed Circuit Group, offset slightly by decreased sales at AMP and Allied Electrical Conduit. The increased sales at TSSL resulted principally from the acquisition of AT&T's submarine systems business in July 1997. Excluding the impact of this acquisition, sales increased an estimated $114.1 million, or 2%.

     Sales increased 18% during the nine month fiscal period ended September 30, 1997 to $12.74 billion from $10.77 billion in the nine months ended September 30, 1996. Sales of the Healthcare and Specialty Products group increased $620.3 million to $2.87 billion, or 28%, due to increased sales at Kendall, Tyco Plastics and Adhesives, USSC and ADT Automotive. At Kendall and Tyco Plastics and Adhesives, the increase in sales resulted principally from the INBRAND and Carlisle acquisitions, respectively, as well as internal growth at Kendall's Healthcare business. Sales of the Fire and Security Services group increased $473.2 million, or 18%, to $3.15 billion due to increased sales in each geographic region of the Company's fire protection operations, primarily as a result of an increase in the volume of service business, as well as increases in the Company's electronic security services businesses. Additionally, the results include Thorn Security ("Thorn") which was acquired in July 1996. Sales of the Flow Control Products group increased $266.8 million to $1.68 billion, or 19%, reflecting higher volume at European Flow Control, including businesses acquired in the last quarter of 1996 and first quarter of Fiscal 1997, from Mueller, including businesses acquired in the third quarter of 1996, as well as increased volume in existing businesses at Allied, including businesses acquired in the first quarter of Fiscal 1997, and Grinnell's distribution operations, where sales increased due to price increases. Sales were relatively unchanged at Keystone, where growth in international operations was offset by reduced U.S. dollar equivalents due to currency fluctuations. Sales of the Electrical and Electronic Components group increased $616.4 million to $5.04 billion, or 14%, resulting principally from the acquisition of AT&T's submarine systems business in July 1997, increased sales at Simplex and sales growth across all of AMP's major markets.

  Income Before Income Taxes, Extraordinary Items and Cumulative Effect of Accounting Changes

     Pre-tax income before extraordinary items and cumulative effect of accounting changes was $1.70 billion in Fiscal 1998, as compared to $79.0 million in the twelve months ended September 30, 1997. Pre-tax income for Fiscal 1998 included charges of $164.4 million primarily related to AMP's Profit Improvement Plan and $92.5 million primarily related to costs incurred by USSC to exit certain businesses. Pre-tax income for the twelve months ended September 30, 1997 included charges of $1.67 billion for merger, restructuring and other non-recurring charges. See Notes 11 and 16 to the Supplemental Consolidated Financial Statements. Excluding these non-recurring charges, pre-tax income increased $210.3 million, or 12%, to $1.96 billion in Fiscal 1998. Amortization expense for goodwill and other intangible assets was $242.6 million for Fiscal 1998 and $153.8 million for the twelve months ended September 30, 1997. The following analysis is presented exclusive of these merger, restructuring and impairment charges.

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     Operating profits of the Healthcare and Specialty Products group decreased
$160.0 million to $437.7 million in Fiscal 1998, or 26.8%. Operating profits were 9.4% of sales in Fiscal 1998 and 16.0% in the twelve months ended September 30, 1997. The net decrease was principally due to a decrease in the operating margin at USSC, partially offset by increased sales at Kendall, including the effect of the acquisition of Sherwood, fixed cost reductions due to the integration of Sherwood and increased volume and better margins at Tyco Plastics and Adhesives. The decrease in the operating margin at USSC was primarily due to reduced sales during the year of higher margin products in an attempt to lower excess inventory levels at distributors and increased costs, principally related to the accrual of approximately $105.8 million related to a commitment for special hospital educational programs. Operating profits of the Fire and Security Services group increased $217.5 million to $654.9 million, or 50%. Operating profits as a percentage of sales were 13.8% in Fiscal 1998, as compared to 10.5% in the twelve months ended September 30, 1997. The overall increase was principally due to increases in service volume, including recurring monitoring revenue, in the security and fire protection businesses and higher margins in each geographic region of the Company's security services business. The operating profits of the Flow Control Products group increased $80.3 million to $325.9 million, or 33%. Operating profits were 13.9% of sales in Fiscal 1998, as compared to 11.2% in the twelve months ended September 30, 1997. The increase was due to increased volume and margins in the Company's North American and European Flow Control Products operations, including Keystone's valve products, which have been integrated into the Company's operations. In addition, there were higher sales and margins at Allied Tube & Conduit. Operating profits of the Electrical and Electronic Components group increased $154.1 million to $854.8 million, or 22%, principally due to the acquisition of AT&T's submarine systems business in July 1997. Operating profits as a percentage of sales were 11.7% in Fiscal 1998, as compared to 10.7% in the twelve months ended September 30, 1997. Operating margins increased due to sales increasing at a higher rate than expenses at Tyco Printed Circuit Group and improved operating efficiencies at Allied Electrical Conduit, offset by slightly decreased margins at TSSL and AMP.

     The effect of changes in foreign exchange rates during Fiscal 1998, as compared to the twelve months ended September 30, 1997, was not material to the Company's sales and operating profits.

     Operating profits of the Healthcare and Specialty Products group increased $90.9 million to $459.3 million in Fiscal 1997, or 24.7%, reflecting higher earnings at USSC and Kendall, including improved manufacturing efficiencies and the earnings of INBRAND, Tyco Plastics and Adhesives, which, in addition to internal growth in volume and prices, includes the results of Carlisle from September 1996, and ADT Automotive. Operating profits of the Fire and Security Services group increased $77.9 million to $336.7 million, or 30%, due to higher margins in each geographic region of the Company's fire protection operations and electronic security businesses as well as the inclusion of Thorn. The higher margins in fire protection were the result of a higher mix of service work within the contracting business. The operating profits of the Flow Control Products group increased $47.2 million to $193.7 million, or 32%, resulting principally from increases in each of Company's operations, and the results of businesses acquired in Fiscal 1997. Increases in the Company's European Flow Control businesses were primarily due to increased margins as well as the inclusion of acquisitions. Increases at Allied and Mueller were a combination of stronger operating profits resulting from improved operating efficiencies as well as the inclusion of acquisitions. Operating profits of the Electrical and Electronic Components group increased $55.9 million to $638.2 million, or 10%, due to increased earnings at TSSL, principally due to the acquisition of AT&T's submarine systems business and increased operating levels. Earnings were also up at the Printed Circuit Group businesses, including ElectroStar, and at Allied's Electrical Conduit operations.

     The effect of changes in foreign exchange rates during Fiscal 1997, as compared to the nine months ended September 30, 1996 was not material to the Company's sales and operating profits.

     Corporate and other expenses were $68.3 million in Fiscal 1998 compared to $56.8 million in the twelve months ended September 30, 1997. Corporate and other expenses were $44.8 million in Fiscal 1997 and $31.4 million in the nine months ended September 30, 1996. These increases were due principally to higher compensation expense under the Company's performance-related, incentive compensation plans.


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  Interest Expense

     Interest expense increased $76.6 million to $307.9 million in Fiscal 1998, as compared to the twelve months ended September 30, 1997, due to higher average debt balances, as a result of monies borrowed to pay for acquisitions, partially offset by lower average interest rates. The weighted average rate of interest on all long-term debt during Fiscal 1998, Fiscal 1997 and 1996 was 6.4%, 7.2% and 7.7%, respectively. Interest expense decreased $7.1 million to $170.0 million during Fiscal 1997, as compared to the nine months ended September 30, 1996, due to lower average interest rates partially offset by higher average debt balances, as a result of monies borrowed to pay for acquisitions.

  Extraordinary Items

     Extraordinary items in Fiscal 1998, Fiscal 1997 and 1996 included net losses amounting to $2.4 million, $58.3 million and $8.4 million, respectively, arising on the reacquisition of certain of the Company's senior, senior subordinated and public notes and the write off of net unamortized deferred financing costs related to the LYONs. Further details are provided in Notes 4 and 13 to the Supplemental Consolidated Financial Statements.

  Cumulative Effect of Accounting Changes

     The cumulative effect of accounting changes during Fiscal 1997 of $15.5 million related to the change in accounting practices used by AMP to develop its inventory costs, including standardizing globally the definition of capacity used in determining overhead rates and changing its inventory costing methodology to include manufacturing engineering costs in inventory costs.

  Income Tax Expense

     The effective income tax rate was 30.6% during Fiscal 1998 as compared to 32.3% in the twelve months ended September 30, 1997, and 31.9% during Fiscal 1997 as compared to 37.7% in the nine months ended September 30, 1996. The decreases in the effective income tax rates were primarily due to higher earnings in domiciles with lower income tax rates. In addition, the higher effective income tax rate in 1996 was due to an income tax adjustment to conform tax accounting as a result of the AMP merger. Management believes that the Company will generate sufficient future income to realize the tax benefits related to its deferred tax assets. A valuation allowance has been maintained due to continued uncertainties of realization of certain tax attributes, primarily tax loss carryforwards. See Note 7 to the Supplemental Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     As presented in the Supplemental Consolidated Statement of Cash Flows, net cash provided by operating activities was $2.28 billion in Fiscal 1998. The significant changes in working capital were a $226.2 million increase in inventories, a $96.4 million decrease in accounts payable, accrued expenses and other current liabilities, a $91.4 million increase in contracts in process and a $88.9 million increase in accounts receivable. The impact of changes in foreign exchange rates during Fiscal 1998 did not materially affect net working capital. Working capital requirements are not anticipated to increase substantially in Fiscal 1999.

     During Fiscal 1998, the Company used cash of $4.25 billion to acquire companies in its four business segments, $1.32 billion to purchase property, plant and equipment, $283.9 million to purchase treasury shares and $303.0 million to pay dividends to shareholders.

     The level of capital expenditures is expected to increase moderately in Fiscal 1999, and the primary source of funds for such expenditures is expected to be cash from operations.

     Expenditures for environmental matters are not expected to have a material effect on the Company in Fiscal 1999. See Note 17 to the Supplemental Consolidated Financial Statements.


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     The source of the cash used for acquisitions was an increase in total debt, proceeds from the sale of common shares and cash flows from operations. At September 30, 1998, the Company's total debt was $6.24 billion, as compared to $3.46 billion at September 30, 1997. The increase resulted principally from net proceeds received of approximately $2.74 billion from the issuance of public debt by TIG, discussed below, and the issuance of $300.0 million 7.25% senior notes due 2008, partially offset by the repayment of amounts outstanding under the sterling denominated bank facility and the exchange of $155.3 million principal balance of LYONs for common shares. Goodwill and other intangible assets were $7.11 billion at September 30, 1998, compared to $3.39 billion at September 30, 1997. Shareholders' equity was $9.90 billion, or $12.22 per share, at September 30, 1998, compared to $7.48 billion, or $9.85 per share, at September 30, 1997. The increase in shareholders' equity was due primarily to net proceeds of approximately $1.25 billion from the sale of 25.3 million common shares, net income of $1.17 billion and proceeds of $348.7 million from the exercise of options and warrants. Total debt as a percent of total capitalization (total debt and shareholders' equity) was 39% at September 30, 1998 and 32% at September 30, 1997. Net debt (total debt less cash and cash equivalents) as a percent of total capitalization was 32% at September 30, 1998 and 25% at September 30, 1997.

     In February 1998, Tyco US entered into a new $2.25 billion credit agreement with a group of commercial banks, giving it the right to borrow (a) up to $1.75 billion until February 12, 1999, with the ability to extend, at the option of Tyco US, to February 12, 2000, and (b) up to $0.5 billion until February 12, 2003. Interest payable on borrowings is variable based upon the borrower's option of selecting a Eurodollar rate plus margins ranging from 0.17% to 0.19%, a certificate of deposit rate plus margins ranging from 0.295% to 0.315%, or a base rate, as defined. If the outstanding principal amount of loans equals or exceeds one-third of the commitments, the Eurodollar and certificate of deposit margins are increased by 0.10%. Repayments of amounts outstanding under this agreement are guaranteed by the Company. In accordance with the terms of this agreement, in June 1998 Tyco US and Tyco International Group S.A. ("TIG"), a wholly-owned subsidiary of the Company, elected that TIG become the borrower and that Tyco US cease to be the borrower under this agreement. All other terms and conditions in effect remained unchanged. Substantially all amounts outstanding under this credit agreement have been classified as long-term, based on the Company's ability and intent to refinance this obligation on a long-term basis.

     Simultaneous with the closing of the new credit agreement, Tyco US reduced aggregate commitments available under the previously existing credit agreement from $1.75 billion to $950 million. In March 1998, Tyco US terminated the $950 million credit agreement. Balances outstanding at the time of termination were repaid with net proceeds from the sale of common shares, discussed below.

     In March 1998, the Company sold 25.3 million common shares for approximately $1.25 billion under a $2.0 billion public shelf registration statement. The net proceeds from the sale were used to repay indebtedness incurred for previous acquisitions.

     In June 1998, TIG issued $750 million 6 1/8% notes due 2001, $750 million
6 3/8% notes due 2005, $750 million 6 1/4% Dealer Remarketable Securities(sm) ("Drs.")(sm) due 2013 and $500 million 7.0% notes due 2028 under a $3.75 billion public shelf registration statement. Under the terms of the Drs., the Remarketing Dealer has an option to remarket the Drs. in June 2003, which if exercised would subject the Drs. to mandatory tender to the Remarketing Dealer and reset the interest rate to an adjusted fixed rate until June 2013. If the Remarketing Dealer does not exercise its option then all Drs. are required to be tendered to the Company in June 2003. Repayment of amounts outstanding under these debt securities are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $2.74 billion were used to repay borrowings under the $2.25 billion bank credit facility and uncommitted lines of credit of Tyco US. In connection with the offering of these debt securities, TIG has entered into two interest rate swap agreements to hedge a portion of the fixed interest rate terms. These two swap agreements are each based on a notional amount of $650 million and are for a five and seven year term, respectively. Under the terms of the agreements, TIG receives payments based on fixed interest rates and pays variable rates, based on LIBOR, not to exceed a specified maximum. Interest is received or paid semi-annually in June and December. During Fiscal 1998, the effective interest rate on these instruments approximated the coupon rate.

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     In August 1998, AMP entered into a $120.0 million letter of credit agreement related to a trust used to fund non-qualified benefits in connection with the defense of the unsolicited bid by AlliedSignal. Subsequently, in March 1999 the letter of credit was terminated.

     In October 1998, TIG issued $800 million of debt in a private placement offering consisting of two series of restricted notes: $400 million of 5.875% notes due November 2004 and $400 million of 6.125% notes due November 2008. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $791.7 million were used to repay borrowings under TIG's $2.25 billion bank credit facility. In addition, TIG entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2008. Under this agreement, which expires in November 2008, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on LIBOR, as defined. See Note 4 to the Supplemental Consolidated Financial Statements.

     In December 1998, the Company assumed the debt which financed the property for the Owner Participant of the USSC North Haven facilities for approximately $211 million. The assumption of the debt combined with the settlement of certain other obligations of $23 million resulted in the Company acquiring ownership of the North Haven property for a total cost of $234 million.

     In January 1999, TIG issued $400 million of its 6.125% notes due 2009 and $800 million of its 6.875% notes due 2029 in a public offering. Interest is payable semi-annually in January and July. Repayment of amounts outstanding under these securities is fully and unconditionally guaranteed by Tyco (Note
25). The net proceeds of approximately $1.17 billion were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2009. Under the agreement which expires in January 2009. TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on an average of three different LIBO rates, as defined, plus a spread.

     In January 1999, TIG initiated a commercial paper program under which it can issue notes with an aggregate face value of up to $1.75 billion from time to time outstanding. The notes are unsecured and are fully and unconditionally guaranteed by Tyco. Proceeds from the sale of the notes will be used for working capital and other corporate purposes. The Company is required to maintain an available unused balance under its bank credit agreement sufficient to support amounts outstanding under this commercial paper program.

     The Company believes that its cash flow from operations, together with its existing credit facilities and other credit arrangements, is adequate to fund its operations.

  Backlog

     Backlog at September 30, 1998 amounted to $5.12 billion, compared to $3.41 billion at September 30, 1997. Backlog increased in the Company's Electrical and Electronic Components, Flow Control Products and Fire and Security Services segments. Within the Electrical and Electronic Components group, backlog increased principally due to contracts awarded to the Company's submarine systems business. Within the Flow Control Products group, backlog increased principally due to an increase in backlog at Earth Tech, including backlog related to acquisitions, and in the Company's European flow control operations. Within the Fire and Security Services group, backlog increased principally due to an increase in backlog at the Company's worldwide security and North American fire protection businesses.

YEAR 2000 COMPLIANCE

     Year 2000 compliance programs and systems modifications were initiated by the Company in Fiscal 1997 in an attempt to ensure that these systems and key processes will remain functional. The Company is continuing its assessment of the potential impact of the Year 2000 on date-sensitive information in computer software programs and operating systems in its product development, financial business systems and administrative functions, and has begun implementing strategies to avoid adverse implications. This objective is expected to be achieved either by modifying present systems using existing internal and external programming resources or by installing new systems, and by monitoring supplier, customer and other third-

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party readiness. Review of the systems affecting the Company is progressing and the Company is continuing its implementation strategy. The costs of the Company's Year 2000 program to date have not been material and the Company does not anticipate that the costs of any required modifications to its information technology or embedded technology systems will have a material adverse effect on its financial position, results of operations or liquidity.

     In the event that the Company or material third parties fail to complete their Year 2000 compliance programs successfully and on time, the Company's ability to operate its businesses, service customers, bill or collect its revenues or purchase products in a timely manner could be adversely affected. Although there can be no assurance that the conversion of the Company's systems will be successful or that the Company's key third-party relationships will have successful conversion programs, management does not expect that any such failure would have a material adverse effect on the financial position, results of operations or liquidity of the Company. The Company has day-to-day operational contingency plans, and management is in the process of updating these plans for possible Year 2000 specific operational requirements.

ACCOUNTING AND TECHNICAL PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued an exposure draft to defer the effective date to all fiscal years beginning after June 15, 2000. The Company is currently analyzing this new standard.

CONVERSION TO THE EURO

     On January 1, 1999, 11 European countries began using the "euro" as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in euros are expected to be put in circulation and local notes and coins will cease to be legal tender during 2002. Tyco conducts a significant amount of business in these countries. Introduction of the euro has not resulted in any material adverse impact upon the Company, although the Company continues to monitor the effects of the conversion.

FORWARD LOOKING INFORMATION

     Certain statements in this report are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained herein, in press releases, written statements or other documents filed with the Securities and Exchange Commission, or in the Company's communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things, overall economic and business conditions; the demand for the Company's goods and services; competitive factors in the industries in which the Company competes; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions; the timing, impact and other uncertainties of future acquisitions; and the Company's ability and its customers' and suppliers' ability to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue.
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